EXHIBIT 2.1

Unification Agreement

Carnival Corporation

Carnival plc

February 20, 2026

Contents

1.	Interpretation	1
2.	DLC Unification and Redomiciliation	6
3.	Conditions	6
4.	Shareholder meetings	7
5.	Implementation of the Scheme	8
6.	US registration and listing	8
7.	Carnival plc Share Plans	8
8.	Carnival plc ADSs	9
9.	Revisions to DLC Unification and Redomiciliation	9
10.	DLC Agreements	9
11.	Representations and Warranties	10
12.	Further Assurances	10
13.	Remedies and Waivers	10
14.	Invalidity	10
15.	No Partnership	11
16.	Third Party Rights	11
17.	Variation	11
18.	Whole Agreement	11
19.	Assignment	11
20.	Counterparts	11
21.	Effect of Termination	12
22.	Governing Law	12
23.	Arbitration	12
24.	Service of Process	12

Schedule

1.	Conditions	13
	Part A - DLC Unification Conditions	13
	Part B - General Condition	16
	Part C - Redomiciliation Condition	16

This Agreement is made on February 20, 2026

between:

(1)	CARNIVAL CORPORATION, a Panamanian corporation having its principal place of business at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428, United States ("Carnival Corporation"); and
(2)	CARNIVAL PLC, a public limited company incorporated in England and Wales with registered number 4039524 whose registered office is at Carnival House, 100 Harbour Parade, Southampton, SO15 1ST, United Kingdom ("Carnival plc"),

each a "Party" and together the "Parties".

Recitals:

(A)	Carnival Corporation and Carnival plc are the current ultimate parent companies of the Carnival Group (as defined below).
(B)	On December 19, 2025, the Parties announced that, following a strategic review of the Carnival Group's corporate structure, the Boards of Directors recommended (i) unifying the Carnival Group's dual listed company ("DLC") structure, with Carnival Corporation becoming the sole parent company of the Carnival Group (the "DLC Unification") and (ii) migrating Carnival Corporation from the Republic of Panama and redomiciling as an exempted company limited by shares continued under the laws of Bermuda under the name "Carnival Corporation Ltd." (the "Redomiciliation").
(C)	The DLC Unification will be implemented by way of a UK scheme of arrangement.
(D)	On or immediately after the implementation of the DLC Unification, Carnival Corporation and Carnival plc intend that the Equalization Agreement and other arrangements and agreements relating to the DLC structure are terminated.
(E)	The Parties are entering into this Agreement to set out certain mutual commitments in relation to the implementation of DLC Unification and the Redomiciliation.

The parties agree as follows:

1.	Interpretation

In this Agreement, unless the context otherwise requires:

1.1	Definitions

"Authority" means any Tax Authority or Regulatory Authority or any other relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction;

"Boards of Directors" means the boards of directors of Carnival Corporation and Carnival plc, and "Board of Directors" shall mean either one of them, as the context requires;

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"Business Day" means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in London and New York;

"Carnival Corporation Deed" means the Carnival Corporation Deed, dated April 17, 2003 between Carnival Corporation and Carnival plc;

"Carnival Corporation Deed of Guarantee" means the Carnival Deed of Guarantee dated 17 April 2003 between Carnival Corporation and Carnival plc;

"Carnival Corporation Extraordinary General Meeting" means the extraordinary general meeting (including any adjournment thereof) of the Carnival Corporation Shareholders to be convened for the purpose of considering and, if thought fit, approving resolutions of Carnival Corporation Shareholders required in connection with the DLC Unification and Redomiciliation;

"Carnival Corporation Shareholders" means the holders of Carnival Corporation Shares;

"Carnival Corporation Shares" means shares of common stock of Carnival Corporation with a par value of $0.01 per share;

"Carnival Group" means Carnival Corporation, Carnival plc and the companies they control;

"Carnival plc ADSs" means Carnival plc American depositary shares each of which represents one Carnival plc Ordinary Share and may be evidenced by American depositary receipts;

"Carnival plc ADS Depositary" means JPMorgan Chase Bank, N.A., as depositary under the Carnival plc Deposit Agreement;

"Carnival plc Court Meeting" means the meeting of the Carnival plc Shareholders to be convened pursuant to section 896 of the UK Companies Act for the purpose of considering and, if thought fit, approving the Scheme (including any adjournment thereof);

"Carnival plc Deed of Guarantee" means the P&O Princess Deed of Guarantee dated April 17, 2003 between Carnival plc and Carnival Corporation;

"Carnival plc Deposit Agreement" means the amended and restated deposit agreement dated April 21, 2003 between Carnival plc, JPMorgan Chase Bank, N.A. and the holders from time to time of Carnival plc ADSs issued thereunder, as amended from time to time;

"Carnival plc General Meeting" means the general meeting of the Carnival plc Shareholders to be convened for the purposes of considering, and if thought fit approving, resolutions of Carnival plc Shareholders required in connection with the DLC Unification and Redomiciliation (including any adjournment thereof);

"Carnival plc Ordinary Shares" means the ordinary shares of $1.66 each in the capital of Carnival plc;

"Carnival plc Share Plans" means the Carnival plc 2024 Employee Share Plan, the Carnival plc 2005 Employee Stock Purchase Plan and the Carnival plc UK Employee Share Purchase Plan;

"Carnival plc Shareholders" means the holders of Carnival plc Ordinary Shares;

"Clearances" means all authorizations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, approvals, exemptions and

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waivers that are required to be obtained, all filings that are required to be made and all waiting periods (including any extensions) that may need to have expired, from or under the laws, regulations or practices applied by any Authority in connection with the implementation of the DLC Unification, including but not limited to those matters set out in DLC Unification Conditions 5.1 to 5.4; and any reference to any Condition relating to Clearances having been "satisfied" shall be construed as meaning that the foregoing having been obtained or, in the case of any applicable waiting periods, such waiting periods having expired or been terminated;

"Combined Shareholder Document" means the document comprising:

(a)	a registration statement on Form S-4 relating to the common stock of Carnival Corporation held by Carnival Corporation shareholders prior to the DLC Unification, which will remain outstanding following the Redomiciliation as common shares of Carnival Corporation Ltd.; and
(b)	a joint definitive proxy statement, which comprises an explanatory statement in compliance with section 897 of the UK Companies Act and proxy statement(s) in compliance with Regulation 14A of the Exchange Act, to be made available to Shareholders, incorporating the full terms and conditions of the Scheme, the notice of Carnival plc General Meeting, the notice of Carnival plc Court Meeting and the notice of Carnival Corporation Extraordinary General Meeting,

together with any amendments, supplements and exhibits thereto;

"Conditions" means the conditions to the implementation of the DLC Unification and Redomiciliation set out in Schedule 1 and/or identified as conditions to the DLC Unification and/or Redomiciliation in any of the Public Documents, and "Condition" means any one of them;

"Counsel" means counsel appointed by the Parties in connection with the Scheme;

"Directors" means the directors of Carnival Corporation and Carnival plc;

"DLC Unification" has the meaning given in Recital (B);

"DLC Unification Conditions" means those Conditions set out in Part A of Schedule 1 and "DLC Unification Condition" means any one of them;

"Equalization Agreement" means the equalization and governance agreement dated April 17, 2003 between Carnival Corporation and Carnival plc;

"Equalization Agreement Termination Agreement" means the agreement to be entered into between Carnival plc and Carnival Corporation to terminate the Equalization Agreement;

"Exchange Act" means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

"FCA" means the Financial Conduct Authority of the United Kingdom;

"General Condition" means the Condition set out in Part B of Schedule 1;

"Listing Authority" means the FCA, the SEC or the NYSE (as the case may be);

"Long Stop Date" means 23.59 (London time) on December 31, 2026 (or such later time and/or date as the Parties may agree) in writing;

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"New CCL Shares" means the new Carnival Corporation Shares to be issued in connection with the Scheme;

"NYSE" means the New York Stock Exchange;

"Pairing Agreement" means the Pairing Agreement dated April 17, 2003 between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee of the P&O Princess Special Voting Trust, and SunTrust Bank;

"Public Documents" means the Combined Shareholder Document, together with such other documents as may be approved for circulation or required to be published or circulated by the UK Court, a Listing Authority or the UK Takeover Panel for the purposes of the DLC Unification and/or the Redomiciliation;

"Redomiciliation" has the meaning given in Recital (B);

"Redomiciliation Condition" means the Condition set out in Part C of Schedule 1;

"Regulatory Authority" means any central bank, ministry, court or competition, antitrust, national, supranational or supervisory body or other government, governmental, environmental, trade or regulatory agency or body, in each case in any jurisdiction (including the several States of the United States);

"Scheme" means the proposed scheme of arrangement under Part 26 of the UK Companies Act between Carnival plc and the Carnival plc Shareholders, with or subject to any modification, addition or condition approved or imposed by the UK Court and agreed by Carnival Corporation and Carnival plc, under which part of the DLC Unification is proposed to be implemented;

"Scheme Court Hearing" means the hearing by the UK Court to sanction the Scheme;

"Scheme Court Order" means the order of the UK Court sanctioning the Scheme under Section 899 of the UK Companies Act, to be granted at the Scheme Court Hearing;

"Scheme Effective Date" means the time and date on which the Scheme becomes effective in accordance with its terms;

"SEC" means the United States Securities and Exchange Commission;

"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

"Shareholders" means the Carnival plc Shareholders and the Carnival Corporation Shareholders together;

"Shareholder Meetings" means the Carnival Corporation Extraordinary General Meeting, the Carnival plc General Meeting and the Carnival plc Court Meeting and "Shareholder Meeting" means any one of them;

"SVE Special Voting Deed" means the SVE Special Voting Deed dated April 17, 2003 between Carnival Corporation, DLC SVC Limited, Carnival plc, The Law Debenture Trust Corporation (Cayman) Limited and The Law Debenture Trust Corporation P.L.C.;

"Tax Authority" means any taxing or other authority competent to impose any liability in respect of taxation or responsible for the assessment, administration or collection of taxation or enforcement of any law in relation to taxation;

"UK Companies Act" means the UK Companies Act 2006;

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"UK Court" means the High Court of Justice in England and Wales;

"UK Takeover Code" means the City Code on Takeovers and Mergers as from time to time amended and interpreted by the UK Takeover Panel;

"UK Takeover Panel" means the UK Panel on Takeovers and Mergers; and

"Voting Trust Deed" means the Voting Trust Deed dated April 17, 2003 between Carnival Corporation and The Law Debenture Trust Corporation (Cayman) Limited, as trustee.

1.2	Clauses, Schedules

References to this Agreement shall include any Recitals and Schedules to it and references to clauses and Schedules are to clauses of, and schedules to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.3	Singular, plural

References to the singular include the plural and vice versa.

1.4	References to persons and companies

References to:

(a)	a "person" includes any company, partnership or unincorporated association (whether or not having separate legal personality);
(b)	a "company" shall include any company, corporation or any body corporate, wherever and however incorporated or established; and
(c)	one gender includes other genders.
1.5	References to subsidiaries

"Subsidiary" means, with respect to a company, any entity, whether incorporated or unincorporated, in which such company owns, directly or indirectly, a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the directors or other persons performing similar functions, or the management and policies of which such company otherwise has the power to direct.

1.6	Modification of Statutes

References to a statute or statutory provision include:

(a)	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;
(b)	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and
(c)	any subordinate legislation made from time to time under that statute or statutory provision,

except to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of any party under this Agreement.

1.7	Amendments

A reference to any other document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time.

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1.8	Headings

Headings shall be ignored in construing this Agreement.

1.9	Reasonable endeavors

Where the words "reasonable endeavors" are used in this Agreement in relation to the performance of any act by a Party, such Party shall be required to take only those steps in performing such act as are commercially reasonable having regard to such Party's circumstances at the time.

1.10	Information

References to books, records or other information mean books, records or other information in any form including paper and electronically stored data.

1.11	Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.12	Non-limiting effect of words

The words "including", "include", "in particular" and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

2.	DLC Unification and Redomiciliation
2.1	Subject always to clause 2.2, 2.3 and 3.1, the Parties agree to co-operate and use reasonable endeavors to implement the DLC Unification and Redomiciliation in accordance with the terms set out in the Combined Shareholder Document.
2.2	Nothing in this Agreement shall require any Director to take or refrain from taking any action that would be inconsistent with his/her fiduciary duties or prohibit any Director from taking any action required to comply with his/her fiduciary duties, including in each case the withdrawal, qualification or modification of the recommendations from the Boards of Directors to vote in favor of the resolutions proposed at each of the Shareholder Meetings.
2.3	Notwithstanding anything to the contrary in this Agreement, Carnival Corporation undertakes to take, and to procure that any third party takes, such steps as are necessary to implement and complete the Redomiciliation without undue delay following the satisfaction of the Redomiciliation Condition.
3.	Conditions
3.1	Completion of the DLC Unification shall be conditional on the satisfaction or waiver (in accordance with clause 3.5) of the DLC Unification Conditions and the General Condition.
3.2	Completion of the Redomiciliation shall be conditional only on the satisfaction of the Redomiciliation Condition.
3.3	The Parties undertake to co-operate and use reasonable endeavors to procure:
(a)	the satisfaction or waiver of the DLC Unification Conditions as promptly as reasonably practicable and, in any event, by not later than 17.00 (London time) on the Business Day prior to the Scheme Court Hearing; and
(b)	the satisfaction of the Redomiciliation Condition as promptly as reasonably practicable following the satisfaction or waiver of the DLC Unification Conditions and, in any event, prior to the Long Stop Date.

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3.4	The Parties undertake to:
(a)	assist each other in communicating with any Authority for the purposes of satisfying the DLC Unification Conditions, including with the provision of any information or documents reasonably requested and necessary for the purpose of making a submission, filing or notification to any relevant Authority in relation to the DLC Unification and/or Redomiciliation as promptly as reasonably practicable;
(b)	make as promptly as reasonably practicable such filings with any Authority as are necessary or expedient for the implementation of the DLC Unification and/or Redomiciliation; and
(c)	use reasonable endeavors to avoid: (i) any declaration of incompleteness by any Authority; and (ii) any suspension of a review period by an Authority.
3.5	The DLC Unification Conditions (other than DLC Unification Conditions 1, 2 and 3) may be waived at any time in whole or in part and conditionally or unconditionally in writing by both Parties. Carnival Corporation may waive the General Condition at any time in whole or in part and conditionally or unconditionally by written notice to Carnival plc.
3.6	Nothing in this Agreement shall oblige the Parties to waive or treat as satisfied any Condition.
3.7	This Agreement shall terminate with immediate effect upon the earliest to occur of:
(a)	both Parties having agreed in writing that any DLC Unification Condition: (i) has not been satisfied by the Long Stop Date, or any event, fact or matter has occurred or is likely to occur which will or is likely to make any DLC Unification Condition not capable of satisfaction by the Long Stop Date; and (ii) has not been waived in accordance with clause 3.5;
(b)	Carnival Corporation having notified Carnival plc in writing that the General Condition has not been satisfied and has not been waived by Carnival Corporation in accordance with clause 3.5;
(c)	both Parties having acknowledged in writing that the Redomiciliation Condition has not been satisfied by the Long Stop Date, or any event, fact or matter has occurred or is likely to occur which will or is likely to make the Redomiciliation Condition not capable of satisfaction by the Long Stop Date; and
(d)	the Long Stop Date, if the DLC Unification and Redomiciliation have not been implemented by such time.
4.	Shareholder meetings

The Companies shall cooperate to ensure, so far as possible, that (a) the Carnival Corporation Extraordinary General Meeting; and (b) the Carnival plc Court Meeting and Carnival plc General Meeting, or any postponement or adjournment of such meetings, are convened on due notice, or rescheduled, so as to be held as close in time as practicable with each other.

5.	Implementation of the Scheme
5.1	Carnival Corporation undertakes to issue New CCL Shares pursuant to and in accordance with the terms and subject to the conditions of the Scheme.
5.2	Carnival Corporation hereby undertakes that it will, acting through Counsel, give an undertaking to the Court to be bound by and consent to the implementation of the Scheme

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to the extent that all of the DLC Unification Conditions (other than DLC Unification Condition 1.4) and the General Condition have been satisfied or waived prior to or on the Scheme Court Hearing.

5.3	Carnival Corporation and Carnival plc undertake to procure that all steps reasonably required to be taken in respect of the issue of New CCL Shares pursuant to the Scheme (subject to any provisions in the Scheme relating to the shares of certain overseas shareholders of Carnival plc, Carnival plc Shares held by Sanctioned Shareholders and compliance by Carnival Corporation and Carnival plc with their obligations hereunder) be taken, including the receipt by the Carnival plc ADS Depositary of New CCL Shares in exchange for or in replacement of, the Carnival plc Ordinary Shares deposited under the Carnival plc Deposit Agreement as soon as reasonably practicable following the Scheme becoming effective or, if later to occur, the Redomiciliation becoming effective.
5.4	Carnival Corporation and Carnival plc shall use reasonable endeavors to cause all New CCL Shares issued to Carnival plc Shareholders pursuant to the terms of the Scheme to:
(a)	be issued in reliance on the exemption from the registration requirements of the Securities Act, provided by Section 3(a)(10) of the Securities Act; and
(b)	be approved for listing on the NYSE, subject to official notice of issuance.
6.	US registration and listing
6.1	Carnival Corporation and Carnival plc shall use reasonable endeavors to:
(a)	keep the Combined Shareholder Document effective as long as is necessary to consummate DLC Unification and the Redomiciliation;
(b)	ensure that the Combined Shareholder Document complies in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and all other applicable laws; and
(c)	cause the Combined Shareholder Document to be disseminated to the extent required by applicable laws.
7.	Carnival plc Share Plans
7.1	Carnival Corporation and Carnival plc acknowledge and agree that, before the Scheme Effective Date, Carnival plc may operate each of the Carnival plc Share Plans as it considers appropriate in accordance with the rules of the relevant Carnival plc Share Plan and normal practice, which may be modified as the Boards of Directors (or the Compensation Committees of the Boards of Directors) reasonably consider appropriate to implement the Scheme of Arrangement, to facilitate the administration of the Carnival plc Share Plans or to take account of the DLC Unification and/or Redomiciliation or any change in regulation.
7.2	Carnival Corporation and Carnival plc agree that, as soon as practicable following completion of the DLC Unification and Redomiciliation, participants in the Carnival plc 2024 Employee Share Plan will receive an award, on a one-for-one basis, over common shares of Carnival Corporation Ltd. in respect of any awards which remain outstanding immediately prior to completion of, but which are cancelled in connection with, the DLC Unification and Redomiciliation, subject to compliance with applicable local laws and regulations. Carnival Corporation and Carnival plc undertake to procure that all steps are taken as are reasonably required in order to give effect to the cancellation of the existing awards and/or the granting of such new awards, subject to compliance with applicable local laws and regulations.

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7.3	Carnival Corporation and Carnival plc acknowledge that, following completion of the DLC Unification and Redomiciliation, participants in the Carnival plc 2005 Employee Stock Purchase Plan will be subject to the same treatment as all other Carnival plc ADS holders, as set forth in clause 8.
8.	Carnival plc ADSs
8.1	Carnival plc shall use reasonable endeavors to cause the delisting of Carnival plc ADSs from NYSE on, or as soon as reasonably practicable after, the Scheme Effective Date.
8.2	On or as soon as reasonable practicable after the Scheme Effective Date, Carnival plc shall terminate the Carnival plc ADS facility in accordance with the terms of the Carnival plc Deposit Agreement.
9.	Revisions to DLC Unification and Redomiciliation

The Parties shall use reasonable endeavors to implement any revised or amended terms of the DLC Unification or the Redomiciliation which are recommended by the Boards of Directors (or any committee thereof or any other person authorized by the Boards of Directors, in each case in connection with the DLC Unification or Redomiciliation) and shall take all such steps to ensure that the provisions of this Agreement shall apply as nearly as practicable in the same way to such revised transaction.

10.	DLC Agreements
10.1	Each of the Parties undertakes to deliver to each other a duly executed counterpart of the Equalization Agreement Termination Agreement on or immediately following the Scheme Effective Date.
10.2	Upon execution of the Equalization Agreement Termination Agreement, the Carnival Corporation Deed of Guarantee, the Carnival plc Deed of Guarantee, the Carnival Corporation Deed and the Pairing Agreement shall automatically terminate and be of no further force or effect.
10.3	Upon execution of the Equalization Agreement Termination Agreement, the SVE Special Voting Deed shall automatically terminate and be of no further force or effect. Upon termination, the Board of Directors shall direct DLC SVC Limited to transfer the Carnival Special Voting Share (as defined therein) to Carnival Corporation in consideration for £1.
10.4	Upon execution of the Equalization Agreement Termination Agreement, the Voting Trust Deed shall automatically terminate and be of no further force or effect. Upon termination, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, is obligated to make a final distribution of any remaining trust property, after which the trust shall dissolve. Upon termination, in accordance with the articles of association of Carnival plc, the Board of Directors shall direct the holder of the P&O Princess Special Voting Share (as defined in the articles of association of Carnival plc) to transfer the P&O Princess Special Voting Share to Carnival Corporation in consideration for £1.
11.	Representations and Warranties

Each of the Parties represents and warrants to each other on the date hereof that:

(a)	it has the requisite power and authority to enter into and perform this Agreement;
(b)	this Agreement constitutes its legal, valid and binding obligations in accordance with its terms;

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(c)	the execution and delivery of, and performance of its obligations under, this Agreement shall not:
(i)	result in a breach of any provision of its constitutional documents;
(ii)	save as previously fairly disclosed to the other Party, result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or
(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.
12.	Further Assurances
12.1	Each Party shall, and shall use reasonable endeavors to procure that any third party shall, from time to time, execute such documents and do such acts and things as the requesting Party may reasonably require for the purpose of giving the full benefit of this Agreement to the requesting Party.
12.2	Each Party shall make or send such public announcement, communication or other document relating to the DLC Unification and/or Redomiciliation as is required by applicable law or a regulation of a Listing Authority or the UK Takeover Panel.
13.	Remedies and Waivers
13.1	The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies, whether provided by law or otherwise.
13.2	No failure or delay by either party in exercising any right or remedy provided under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.
13.3	Any waiver of a breach of this Agreement shall not constitute a waiver of any subsequent breach.
14.	Invalidity
14.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.
14.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under clause 14.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under clause 14.1, not be affected.
14.3	If the DLC Unification becomes subject to the UK Takeover Code, the Parties agree that, if the Panel determines that any provision of this Agreement that requires the Parties to take or not take action, whether as a direct obligation or as a condition to any other person's obligation (however expressed), is not permitted by the UK Code (including Rule 21.2), that provision shall have no effect and shall be disregarded and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under clause 14.1, not be affected.

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15.	No Partnership

Nothing in this Agreement and no action taken by the Parties under this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any Party the agent of any other Party for any purpose.

16.	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

17.	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

18.	Whole Agreement
18.1	This Agreement contains the whole agreement between the Parties relating to DLC Unification and Redomiciliation at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous or contemporaneous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.
18.2	Each Party agrees and acknowledges that:
(a)	in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it; and
(b)	its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Parties waives of all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.
18.3	Nothing in this clause 18 excludes or limits any liability for fraud.
19.	Assignment

The Parties shall not assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

20.	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

21.	Effect of Termination

Termination of this Agreement shall be without prejudice to any rights or obligations which have arisen under this Agreement prior to termination and the provisions of clauses 12 to 22 inclusive shall continue to apply notwithstanding any termination.

22.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

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23.	Arbitration
23.1	Any dispute, controversy or claim arising out of or in connection with this contract, including any question regarding its existence, validity, formation or termination, shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause.
23.2	The number of arbitrators shall be three. The claimant shall nominate one arbitrator and the respondent shall nominate one arbitrator. The two persons so nominated shall, within 14 days of the appointment of the second of them by the LCIA Court, and following consultation by each with the nominating party, nominate a third arbitrator to be appointed by the LCIA Court as the presiding arbitrator of the arbitral tribunal. If no such nomination is made within that time limit, the LCIA Court shall select and appoint the presiding arbitrator of the arbitral tribunal.
23.3	The seat, or legal place, of arbitration shall be London, United Kingdom.
23.4	Unless otherwise agreed by the parties or ordered by the arbitral tribunal, the venue of the arbitration shall be Miami, Florida, USA.
23.5	The language to be used in the arbitral proceedings shall be English.
23.6	The law of this arbitration agreement shall be English law.
24.	Service of Process

Without prejudice to any other permitted mode of service the parties agree that service of any claim forms, notice or other document for the purpose of any proceedings begun in England shall be duly served upon it if delivered by hand or by courier or sent by recorded or special delivery post (or any substantially similar form of mail), in the case of:

(a)	Carnival Corporation to Carnival House, 100 Harbour Parade, Southampton, SO15 1ST, United Kingdom (marked for the attention of the Company Secretary); and
(b)	Carnival plc to Carnival House, 100 Harbour Parade, Southampton, SO15 1ST, United Kingdom (marked for the attention of the Company Secretary),

or such other person and address in England or Wales as either party shall notify the other in writing or vice versa from time to time.

IN WITNESS WHEREOF this Agreement has been duly executed on the date first set out above.

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Schedule 1

Conditions

Part A - DLC Unification Conditions

The DLC Unification is subject to the following conditions:

1.	Shareholder Approvals
1.1	the approval of the Scheme by a majority in number of the Carnival plc Shareholders, present and voting, whether in person or by proxy, at the Carnival plc Court Meeting and at any separate class meeting which may be required by the UK Court or any adjournment of any such meeting, representing not less than 75 per cent in value of the Scheme Shares (as such term is defined in the Combined Shareholder Document) voted by such Carnival plc Shareholders (or relevant class or classes thereof, if applicable);
1.2	all resolutions put to the Carnival plc General Meeting (excluding any procedural resolutions) being duly passed by the requisite majority of Carnival plc Shareholders at the Carnival plc General Meeting (or any adjournment thereof);
1.3	all resolutions put to the Carnival Corporation Extraordinary General Meeting (excluding any procedural resolutions) being duly passed by the requisite majority of the Carnival Corporation Shareholders at the Carnival Corporation Extraordinary General Meeting (or any adjournment thereof);
1.4	the sanction of the Scheme with or without modification (but subject to any modification being acceptable to Carnival Corporation and Carnival plc) by the UK Court and the delivery of a copy of the Scheme Court Order to the Registrar of Companies in England and Wales;
2.	Admission Condition

confirmation having been received by Carnival Corporation that the New CCL Shares have been approved for listing, subject to official notice of issuance, on the NYSE;

3.	US Conditions

the Combined Shareholder Document having become effective under the Securities Act and, immediately prior to the Scheme Effective Date, not being the subject of any stop order or proceeding seeking a stop order;

4.	Redomiciliation Approval

there being no fact, matter or circumstance which, in the sole opinion of Carnival Corporation, would or would be reasonably likely to result in the Bermuda Registrar of Companies refusing to grant formal approval of the Redomiciliation prior to the Long Stop Date;

5.	Regulatory Clearances
5.1	following notification of the DLC Unification to the German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie) ("BMWE"), one of the following having occurred:

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(a)	the BMWE: (i) having granted clearance (Freigabe) pursuant to Section 58a para. 1 sentence 1 and para 3 or sec. 61 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) ("AWV") without conditions or on terms reasonably satisfactory to Corp and PLC, or (ii) having granted a certificate of non-objection (Unbedenklichkeitsbescheinigung) pursuant to Section 58 para. 1 sentence 1 AWV; or
(b)	clearance is deemed as being granted, if within two months or within any applicable extension period pursuant to Section 14a para. 1 no. 1 or Section 14 para. 1 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) ("AWG") of receipt of a report pursuant to Section 55a para. 4 of AWV or of an application for clearance or a certificate of non-objection, the BMWE not launching an assessment procedure pursuant to Section 55 of AWV nor exercising its powers pursuant to Section 59 of AWV nor prohibiting (untersagt) the DLC Unification; or
(c)	the BMWE declaring in writing that the DLC Unification can be closed without having obtained prior approval from the BMWE;
5.2	following notification of the DLC Unification pursuant to Article 2 of Italian Law Decree No. 21/2012, converted by Italian Law No. 56/2012, as subsequently amended and implemented ("Italian FDI Law"), the Italian Presidency of the Council of Ministers:
(a)	having granted unconditional clearance under the Italian FDI law, including by means of the expiry of the applicable review period without the adoption of an express decision; or
(b)	having declared that the DLC Unification does not fall within the scope of the Italian FDI Law; or
(c)	having granted conditional clearance under the Italian FDI Law on terms reasonably satisfactory to Carnival Corporation and Carnival plc;
5.3	following notification of the DLC Unification pursuant to the German Act against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen) ("GWB"), the Federal Cartel Office, meaning Germany's national competition authority (Bundeskartellamt) ("FCO"), either:
(a)	informing the parties that the DLC Unification does not constitute a notifiable concentration within the meaning of section 37 of the GWB;
(b)	informing the parties that the DLC Unification does not fulfil the prerequisites for a prohibition under section 36 paragraph 1 of the GWB;
(c)	not informing the parties within one month after submission of a complete filing under section 40 paragraph 1 of the GWB that the FCO has opened the main examination proceedings (Hauptprüfverfahren);
(d)	issuing an order after initiation of the main examination proceedings under section 40 paragraph 1, sentence 2 of the GWB that the DLC Unification is cleared without any conditions; or
(e)	the five months deadline after submission of the complete filing under section 40 paragraph 2, sentence 2 of the GWB, or the extended deadline under section 40 paragraph 2, sentence 4, no. 1 of the GWB has expired without the FCO having prohibited the DLC Unification;
5.4	all applicable notifications and filings having been made and any applicable waiting periods (including any extensions thereof or the expiration of any customary timing

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agreements or similar commitments not to close before a certain period of time) under the Hart Scott Rodino Antitrust Improvements Act of 1976 (as amended) (the "HSR Act") and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the DLC Unification and any commitment or agreement with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act or to otherwise not consummate the DLC Unification shall have expired, lapsed or been terminated;

5.5
(a)	if and to the extent any or all of DLC Unification Conditions 5.1 to 5.4 (inclusive) are waived or are not invoked by the Parties, all Clearances including, without limitation, any Clearance in connection with any "phase 2" or similar "in depth" review by any of the authorities referred to in DLC Unification Conditions 5.1 to 5.4 (inclusive) having been obtained; or
(b)	any other Clearance deemed necessary or appropriate by the Parties for or in respect of the DLC Unification having been obtained,

in each case in terms and in a form and subject to conditions that are reasonably satisfactory to the Parties and all such Clearances remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the DLC Unification becomes otherwise unconditional;

5.6	the waiver (or non-exercise within any applicable time limits) by any relevant Authority of any termination right, right of pre-emption, first refusal or similar right arising as a result of or in connection with the DLC Unification;
5.7	all necessary filings or applications having been made in connection with the DLC Unification and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the DLC Unification and all authorizations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals deemed necessary or appropriate by the Parties for or in respect of the DLC Unification having been obtained in terms and in a form reasonably satisfactory to the Parties from all appropriate Authorities and all such authorizations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals deemed necessary or appropriate to carry on the business of any member of the Carnival Group which are material in the context of the Carnival Group or for or in respect of the DLC Unification including, without limitation, its implementation or financing remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the DLC Unification becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;
5.8	no Authority having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and, in each case, not having withdrawn the same), or having enacted, made or proposed any statute, regulation, decision or order, or change to published practice or having taken any other step, and there not continuing to be outstanding any statute, regulation, decision or order, which in each case would or might reasonably be expected to:
(a)	impose any material limitation on the ability of Carnival Corporation directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in Carnival plc;

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(b)	otherwise adversely affect the business, assets, profits or prospects of any member of the Carnival to an extent which is material in the context of the Carnival Group or in the context of the DLC Unification;
(c)	make the DLC Unification or its implementation void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto;
(d)	result in any member of the Carnival Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including any extensions thereof) during which any such Authority could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the DLC Unification or the acquisition or proposed acquisition of any Carnival plc Ordinary Shares having expired, lapsed or been terminated.

Part B - General Condition

The DLC Unification is conditional upon there being no fact, matter or circumstance which, in the absolute discretion of Carnival Corporation, may or may be reasonably likely to prevent, hinder or otherwise adversely affect the DLC Unification or Redomiciliation or the willingness of Carnival Corporation to pursue the DLC Unification or Redomiciliation as contemplated.

Part C - Redomiciliation Condition

The Redomiciliation is conditional on the Scheme having become effective in accordance with its terms.

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Signatures

Signed by a director for and on behalf of CARNIVAL CORPORATION:	/s/ Josh Weinstein Signature

Director name:	Josh Weinstein

Signed by a director for and on behalf of CARNIVAL PLC:	/s/ Josh Weinstein Signature

Director name:	Josh Weinstein

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